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      EMPLOYMENT AGREEMENT, effective as of January 1, 1994, by and between
MUELLER INDUSTRIES, INC., a Delaware corporation having its principal address at 2959 North Rock Road, Wichita, Kansas 67226 (the "Employer"), and William
D. O'Hagan, an individual residing at 1104 North Linden Circle, Wichita, Kansas 67206 (the "Executive").

                                  WITNESSETH:


      WHEREAS, the parties desire to provide for the employment of the Executive by the Employer as set forth in this agreement (this agreement being hereinafter called the "Agreement").

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto covenant and agree as follows:

      1.    Term of Employment.

      The employer agrees to employ the Executive, and the Executive hereby accepts such employment, as President and Chief Executive Officer of the Employer, for a term commencing as of January 1, 1994, and ending on December 31, 1996 (the "Term"). The preceding sentence notwithstanding, the Executive's employment hereunder may be terminated earlier in accordance with
Section 4 hereof. Subject to earlier termination as provided in Section 4 hereof, the Executive's term of employment hereunder, as extended by any temporary leave of absence, is hereinafter referred to as the "Employment Period."

      2.    Duties and Authority.

      During the Employment Period the Executive shall serve as President and Chief Executive Officer of the Employer. The Executive shall devote his best efforts and full working time and attention to services for the Employer. The Executive agrees to hold any other office or position with the Employer or any of the Employer's subsidiaries without additional compensation if elected or appointed to such office or position.

      3.    Compensation.

            a. As compensation for the Executive' services in all capacities during the Employment Period, the Employer shall pay the Executive the following:

                  i. a base salary for the first calendar year at a rate of $375,000.00 per annum to be paid in equal installments in accordance with normal payroll practices of the Employer but not less frequently than monthly, and for each subsequent calendar year or part thereof during which the Executive is employed, a base salary to be determined by the Employer acting in good faith, but not less than the base salary in the first calendar year (the "Base Salary");




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                  ii.   a discretionary cash incentive bonus (the "Bonus"),
for the period ending on December 25, 1993, based on a percentage of base salary at least equal to the percentage bonus that will be payable to senior management (level 10 and up) under the Employer's existing 1993 bonus program, and for each subsequent calendar year or part thereof during which the Executive is employed, the amount of such Bonus to be consistent with the executive bonus program which Employer establishes for other key executives.


                  iii. an option (the "Option") to acquire fifty thousand (50,000) shares of common stock of the Employer pursuant to the 1991 Incentive Stock Option Plan, such option to be in the form and subject to the terms and conditions expressed in Exhibit A attached hereto.


            b. The Executive shall be entitled to reimbursement for reasonable business and travel expenses incurred in the performance of his duties in accordance with the Employer's normal reimbursement practices.

            c. Subject to the terms of the applicable plan and/or program, the Executive shall participate in all bonus, incentive, stock option, pension, disability and health plans and programs and all fringe benefit plans maintained by or on behalf of the Employer and in which senior executives of the Employer are entitled to participate.

            d. Employer agrees that, at Employer's cost, it will file a Registration Statement on Form S-8 (or its equivalent) relating to Executive's existing options to acquire 100,000 shares of common stock of the Employer. Executive agrees to provide Employer with reasonable notice of Executive's desire to have such a Registration Statement prepared and filed with the Securities and Exchange Commission.

      4.     Termination of Employment.

            a. The Executive's employment hereunder shall terminate upon the Executive's death, and the Employer shall have the right to terminate the Executive's employment upon his permanent disability. A permanent disability is a physical or mental disability which results in the Executive's inability to substantially perform his duties hereunder for a period of 90 consecutive days or for a period of 120 days within any period of 12 consecutive months, except that a permanent disability shall not include a physical or mental disability which occurs in connection with the Executive's employment hereunder. In the event of termination by reason of death or permanent disability, the Employer's obligation to pay further compensation hereunder shall cease on the date of termination, except that the Executive (or, in the case of death, his beneficiaries, or his estate if no beneficiary has been named) shall be entitled to receive his Base Salary and Bonus prorated on a calendar day basis through the date of such termination.

            b. The Employer may terminate the Executive's employment hereunder for Cause (as defined below) upon not less than 30 days prior written notice specifying such cause. If the Executive's employment hereunder is terminated for Cause, the Executive shall forfeit the Option effective as of the date of the termination of his employment, but the Option shall remain exercisable for the 30 day period following the Executive's receipt of written notice required under this Section 4(b). For purposes of this Agreement, the term "Cause" shall mean (i) the Executive's willful and continued failure to substantially perform his duties hereunder, (ii) the engaging by the
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Executive in willful misconduct which is demonstrably and materially injurious to the Employer, or (iii) the Executive's conviction of a felony for a crime of moral turpitude. For purposes of this Section 4(b), no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Employer. The Executive shall not be terminated for Cause in the case of actions or omissions described in clauses (i) or (ii) of this Section 4(b) unless the Employer shall have given the Executive an opportunity to cure any such actions or omissions during the 30 day period after the Executive's receipt of written notice required under this Section 4(b).

            c. If the Executive's employment shall terminate by expiration of the Employment Period in accordance with Section 1 hereof, or if his employment is terminated for Cause pursuant to Section 4(b), or if the Executive shall voluntarily resign for any reason, the Executive's right to receive the Base Salary (except any accrued and unpaid salary), the Bonus, and any other compensation and benefits to which he would otherwise be entitled under this Agreement shall be forfeited as of the date of termination of employment.

                  (i) If the Executive's employment hereunder shall terminate by expiration of the Employment Period, in accordance with Section 1 hereof, on December 31, 1996, and Employer and Executive have not entered into a new employment agreement on mutually satisfactory terms, the Executive shall be entitled to receive the Bonus for calendar year 1996 in accordance with
Section 3(a)(ii) hereof. Employer shall be entitled to make required withholdings from any such payment.

            d. If Executive and Employer shall not have entered into a new employment agreement on mutually satisfactory terms on or prior to December 31, 1996, the Executive shall be placed on a temporary leave of absence for six months. During said time period, Executive shall (i) remain as an employee of the Company, and (ii) continue to receive Base Salary payments, but Employer shall have the right, at its sole election, to replace Executive as the Chief Executive Officer and President. During this leave of absence, Executive shall not be precluded by this Agreement from seeking or obtaining new full time employment. At the end of said six month temporary leave of absence, if Executive and Employer shall not have entered into a new employment arrangement, Executive's employment shall be automatically terminated. In such event, Executive shall not be entitled to any severance payments.

            e. The Executive's death shall not affect his rights under the Option.

      5.    Notices.

            Any notice or other communication hereunder shall be made in writing by hand-delivery and shall be deemed to have been delivered and received when delivered by hand, if personally delivered, as follows: (a) if to the Executive at the address shown at the beginning of this Agreement or to such other person(s) or address(es) as the Executive shall have furnished to the Employer in writing, and (b) if to the Employer at the address shown at the beginning of this Agreement, attention of the Board of Directors, with a copy to the Employer at the same address, Attention: General Counsel, or to such other person(s) or address(es) as such persons or the Company shall have furnished to the Executive in writing
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      6.    Assignability.

            This Agreement shall not be assignable by the Employer except to a majority-owned subsidiary or parent entity of the Employer and shall be binding upon and inure to the benefit of the Employer and its successors and assigns. This Agreement shall not be assignable by the Executive, but it shall be binding upon, and to the extent provided in Section 4(a) shall inure to the benefit of, the Executive's heirs, executors, administrators and legal representatives.


      7.    Entire Agreement.

            This Agreement supersedes all prior understandings between the Executive and the Employer as to the subject matter hereof.

      8.    Waivers, Amendments and Further Agreements.

            Neither this Agreement nor any term or condition hereof, including without limitation the terms and conditions of this Section 8, may be waived, modified or amended in whole or in part as against the Employer or the Executive except by written instrument executed by each of the parties expressly stating that it is intended to operate as a waiver, modification or amendment of this Agreement or the applicable term or condition hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

      9.    Severability.

            In case one or more of the provisions contained in this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

      10.   No Conflicting Obligations.

            The executive represents and warrants to the Employer that the Executive is not now under any obligation to anyone other than the Employer and other entities of which he is a non-executive director and has no interest which is inconsistent or in conflict with this Agreement, or would prevent, limit or impair, in any way, the Executive's performance of any of the covenants or duties hereinabove set forth. However, subject to Section 2 hereof, nothing herein shall be deemed to limit the Executive's participation in, or pursuit of, non-conflicting business interests.

      11.   Survival.

            Except as otherwise provided herein, the covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive the Executive's termination of employment, irrespective of any investigation made by or on behalf of any party.

      12.   Governing Law.

            This agreement shall be governed by and construed and enforced in accordance with the law of the State of Kansas.
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      13.   Arbitration.

            Any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof shall be finally settled by arbitration by a single arbitrator in accordance with the rules then in effect of the American Arbitration Association in an arbitration in Wichita, Kansas. Judgment upon an award rendered by the arbitrator may be entered in any court of competent jurisdiction.


      14.   Headings.

            The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

      15.   Counterparts.

            This Agreement may be executed in counterparts each of which shall be deemed an original but which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement effective as of the date first above written.


                                    MUELLER INDUSTRIES, INC.



                                    By:   /S/HARVEY L. KARP
                                          Name:
                                          Title:CEO & CHAIRMAN OF B/D
                                          Date:11/9/93



                                          /S/WILLIAM D. O'HAGAN
                                          William D. O'Hagan
                                          Date:11/8/93


















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                                   EXHIBIT A



1. Except as provided in the next sentence, vesting would occur ratably over a five year term, with the first 20% vesting on January 1, 1995. If Employer and Executive do not enter into a new employment agreement prior to September 30, 1996, all remaining unvested options shall become immediately exercisable on that date.

2. Executive may exercise his options from time to time by paying (i) cash or, at Executive's option, (ii) executing a promissory note in favor of the Employer, in the form attached hereto as Exhibit 1, and containing the following terms: (i) the note would be secured by the stock, which could not otherwise be sold, assigned, pledged, encumbered, transferred or otherwise hypothecated by Executive so long as the note was outstanding, provided, however, that Executive would be free to sell any or all such shares so long as the Executive paid down the note in an amount equal to the option price times the number of shares sold; (ii) the note would be due in three years from the date of exercise of the option; (iii) interest would be payable quarterly; (iv) the interest rate would be fixed at the higher of (x) the three year treasury rate in effect when the options were exercised and (y) the rate at which Employer is itself then able to borrow funds having a three year term; and (v) the note would be prepayable, at any time, in whole or in part without penalty.

3. If Executive elects to pay cash, shares acquired by Executive shall be immediately able to be sold, assigned, pledged, encumbered, transferred or otherwise hypothecated by Executive.





























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                                   EXHIBIT 1

                        [Form of Promissory Note(s)]

                                PROMISSORY NOTE


$____[1]________                                     ____[2]_____, 199_

      William D. O'Hagan, an individual living at ___________[3]_______________ ("Borrower"), hereby promises to pay to Mueller Industries, Inc., a Delaware corporation ("Mueller") the principal sum of ______________[1]_______________________ ($___[1]______), on
________[4]_______ and to pay interest (computed on the basis of a 360-day year) on the unpaid principal balance thereof from the date of this Note at the rate of ___________[5]_____ percent (___[5]%) per annum, quarterly on the last day of each March, June, September and December in each year, until the principal amount hereof shall be come due and payable.

      Payments of principal and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts to the address designated by Mueller.

      This Note shall be secured by common stock of Mueller Industries, Inc., which stock is being acquired by Borrower through issuance of this Note in favor of Mueller. Borrower shall deliver such stock to Mueller at the time this Note is executed. Borrower agrees that he will not otherwise sell, assign, pledge, encumber, transfer or otherwise hypothecate said stock so long as this Note is outstanding, provided, however, that Borrower is free to sell any or all such shares so long as the Borrower pays down this Note in an amount equal to the option price times the number of shares sold. Borrower and Mueller agree to cooperate, in the event of a partial sale, in order to facilitate such a sale, while preserving Mueller's security interest in the remaining shares.

      This Note may be prepaid, at any time, in whole or in part, without penalty.

THIS NOTE IS GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, INTERNAL KANSAS LAW.


                              ----------------------------------
                              William D. O'Hagan

(1) Principal amount of Note is equal to the purchase price for shares acquired by Borrower through exercise of options issued by Mueller to Borrower on November 4, 1993 which are to be paid for through issuance of the Note.

(2) Date shall be date Borrower exercises options issued by Mueller to Borrower on November 4, 1993 which are to be paid for through issuance of the Note.

(3) Borrower's then current residential address shall be inserted.



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(4) The due date shall be the third anniversary of the date inserted in (2).

(5) The interest rate shall be the higher of (i) the three year treasury rate in effect when said options are exercised, and (ii) the rate at which Mueller is itself then able to borrow funds having a three year term.